Exhibit 99.1

Contact:

Joe Crivelli

Senior Vice President

Gregory FCA

Direct: 610-228-2100

NUTRISYSTEM ANNOUNCES MANAGEMENT CHANGES

Keira Krausz joins as EVP and Chief Marketing Officer; brings deep experience in direct-to-consumer marketing

Fort Washington, Pa.-February 11, 2013-Today Nutrisystem (NASDAQ: NTRI) announced that Keira Krausz has joined the company as Executive Vice President and Chief Marketing Officer. Ms. Krausz is a proven marketing leader with a track record of building profitable businesses, executing effective turnaround strategies, and identifying and monetizing new revenue streams in the direct consumer response sector.

From 2005 to 2012, Ms. Krausz served as Vice President of Marketing for QSP, Inc., a subsidiary of Time, Inc. and the largest youth fundraising company in America. During her tenure at QSP, she built the company's e-commerce business into a significant contributor to revenues, developed social media strategies to drive customer engagement and sales, and ultimately worked with senior leadership to execute on the sale of the company in 2012. Following the sale, she became head of new business development for Animated Storyboards, the largest global independent provider of television test spots to the advertising industry.

Ms. Krausz started her career at Reader's Digest Association (RDA) in 1992, and held a number of progressively-responsible positions in product management, marketing, and business management, ultimately ascending to Vice President, General Manager, of RDA's Books & Music Business. Strategies she implemented in that capacity resulted in revitalized product flow, new partnerships, and expansion of the company' s customer base, which ultimately drove multi-million-dollar improvements in operating profits.

Dawn Zier, President and Chief Executive Officer of Nutrisystem, says, "Keira brings the perfect set of skills to the top marketing job at Nutrisystem and can quickly hit the ground running and make a positive impact. Throughout her career, she has worked in the direct consumer response arena and is adept at identifying new sources of revenue, fixing struggling businesses, and maximizing margins and profitability. In addition, her recent experience in the advertising sector will be helpful as we seek to refresh our message to consumers and inject a more female-oriented perspective that speaks to the entire weight loss journey into both our broadcast ads and online presence."

Keira Krausz added, "I am a strong believer in what Nutrisystem has to offer. Dieters are most successful with a structured program and personal support and encouragement as they seek to change their lives and become who they want to be. Throughout my career, I've been tapped to turn around direct marketing businesses, and I believe that with a renewed focus on the fundamentals, creative development and optimization of sales channels, and implementation of more effective e-commerce strategies, we can return the company to growth. I look forward to working with Dawn Zier and the Nutrisystem team to execute our turnaround plan."

Ms. Krausz holds a Bachelor of Arts degree from Cornell University and a Master of Business Administration from The Amos Tuck School of Business Administration at Dartmouth College.

Mike Amburgey, the company's Chief Marketing Officer since October 2011, will depart the company to pursue other interests.

Additional Management Changes

Separately, the company also announced that David Clark, Chief Financial Officer, will depart the company after the fourth quarter earnings release in early March 2013 to join a publicly-traded company as its Chief Financial Officer. Nutrisystem is conducting a search for a new Chief Financial Officer. Kathleen Simone, the company's Controller for more than 15 years, will serve as Acting Chief Financial Officer if Mr. Clark's replacement is not appointed before his departure. Ms. Simone is currently responsible for all aspects of the company's accounting and financial reporting, as well as risk management.

Dawn Zier added, "I want to thank both David and Mike for their many contributions to Nutrisystem. Thus far in 2013, we believe the execution of our turnaround plan is having a positive early impact on year-over-year profits, as preliminary January results showed improvement in gross margins. While it's still early, we're encouraged by these metrics and we anticipate that we can continue to make positive improvements as the year progresses."

Fourth Quarter Earnings Release and Conference Call Details

Nutrisystem will announce fourth quarter earnings at 4:00pm on Tuesday, March 5, 2013. The company will hold a conference call with the investment community at 4:30pm EST that day.

A webcast of the conference call will be available live on the Investor Relations section of Nutrisystem's website at www.nutrisystem.com. Interested parties unable to access the conference call via the webcast may dial 719-325-2452 and reference conference 3110645. A replay of the conference call will be available on the company website for 30 days following the event.

About Nutrisystem, Inc.

Having helped Americans lose millions of pounds over the last 40 years, Nutrisystem, Inc. (NASDAQ: NTRI) develops evidence-based programs for healthy weight management, and is the leading provider of home-delivered weight loss meal plans. Nutrisystem offers balanced nutrition in the form of low glycemic index meal plans designed for men and women, including seniors, vegetarians and the Nutrisystem® D® program for people with diabetes or at risk for type 2 diabetes. Nutrisystem® plans include a wide variety of pantry and fresh-frozen entrees and snacks to aid in program satisfaction and adherence, as well as transition plans to support long-term success. The Fort Washington, PA-based company also provides weight management support and counseling by trained weight-loss coaches and registered dietitians, as well as through an engaged online community, online tools and trackers, mobile apps, cookbooks and more. Healthcare professionals may learn more about the programs by visiting www.nutrisystem.com/hcp. Nutrisystem® weight loss plans are available directly to consumers through www.nutrisystem.com, by phone (1-800-435-4074) and at select retailers.

Forward-Looking Statement Disclaimer

Information provided and statements contained in this press release that are not purely historical, such as details about the company's management changes, turnaround plan and future prospects, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements only speak as of the date of this press release and the Company assumes no obligation to update the information included in this press release. Statements made in this press release that are forward-looking in nature may involve risks and uncertainties. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, without limitation, specific factors discussed herein and in other releases and public filings made by the Company (including filings by the Company with the Securities and Exchange Commission). Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.